NYSE MKT Equities Exchange Symbol - UEC

Uranium Energy Corp Reports Fiscal 2013 Q2 Production Results and Provides Operations Update

Corpus Christi, TX, March 12, 2013 - Uranium Energy Corp (NYSE MKT: UEC, the "Company") is pleased to report financial and production results for the second quarter ended January 31, 2013. Major second quarter highlights include the following:

  Production Increased During the Quarter: Production from the Palangana Mine increased to 48,000 pounds of U3O8 compared to 29,000 pounds the previous quarter.  The startup of Production Area-3 in early December 2012 provided for stronger production levels during the quarter, especially for the month of January.  This increase in production has continued into fiscal Q3 with 28,000 pounds of U3O8 produced in February 2013;

  Additional Production Areas at Palangana: Production Area-3 development was completed and production commenced in December 2012, with development and permitting activities continuing on Production Areas-4 and 5;

  The Goliad ISR Project is Fully Permitted for Production: In December 2012, final regulatory authorization was received to initiate production at the now fully-permitted Goliad ISR Project. The project is under construction with a three-phase electrical power system and a large site pad having been completed. Processing equipment and supplies for the construction of the satellite facility and wellfield have been identified for procurement;

  Sale of 50,000 Pounds U3O8 Generated Revenues of $2.1 Million: During the quarter, the Company sold 50,000 pounds of U3O8 at $42 per pound for gross proceeds of $2.1 million, with a cash cost per pound sold of $31 excluding royalties. Cash cost per pound sold increased due primarily to lower production volume, however, rising production levels this quarter over the prior quarter are anticipated to reduce cash cost per pound sold in future quarters;

  Cumulative Sales to Date: Cumulative sales of U3O8 since commencement of production to January 31, 2013 total 370,000 pounds at a cash cost per pound sold of $21 excluding royalties; and

  The Company's Balance Sheet Remains Strong: As of January 31, 2013, the Company had $12.3 million of cash in the treasury and 36,000 pounds of U3O8 available for sale in inventory with a market value of approximately $1.6 million. The Company is a debt-free, 100%-unhedged producer.

Palangana Mine - Production Update

During the six months ended January 31, 2013, the Palangana Mine produced 77,000 pounds of U3O8 from Production Areas-1, 2 and 3, and the Hobson processing facility processed 83,000 pounds of U3O8. At January 31, 2013, the Company had 36,000 pounds of U3O8 available for sale in inventory, with a market value of approximately $1.6 million.

With production continuing at Production Areas-1 and 2, Production Area-3 commenced production in early December 2012. This resulted in an increase in Palangana Mine production from 29,000 pounds of U3O8 the previous quarter to 48,000 pounds this quarter, which is anticipated to reduce cash cost per pound sold in future quarters. Development and permitting activities are continuing on Production Areas-4 and 5 as described below.

Palangana Mine - Development and Permitting Update

At Production Areas-4 and 5, the Company completed collection of environmental data to enlarge its mine area boundary, aquifer exemption boundary and its radioactive material license area. Applications to expand the boundaries are planned for calendar Q2 2013.

Production Area-4 monitor well drilling, baseline sampling and pumping tests have been completed. A Production Area-4 application is expected to be submitted in calendar Q2 2013.

Goliad ISR Project

The Goliad ISR Project is now fully permitted for production.  In December 2012, the Company announced that the U.S. Environmental Protection Agency concurred with the TCEQ issuance of the Aquifer Exemption permit.  A three-phase electrical power system for the entire project and a large caliche site pad for the main plant complex and disposal well have been constructed. Long-lead items including processing equipment and supplies for the construction of the satellite facility and wellfield have been identified for procurement.

Burke Hollow ISR Project Update

At the Burke Hollow Project, environmental data collection has commenced and will continue throughout 2013. A drainage study has been completed and an ecology, cultural resource and socioeconomic assessment is planned for calendar Q2 2013. Regional baseline wells are also being installed for groundwater data collection and permitting work is expected to be ramped up in calendar Q2 2013.

Further exploration and development drilling is being planned, with permitting activities already initiated to move the Burke Hollow ISR Project immediately into the production pipeline, consistent with the Company's hub-and-spoke production model for its South Texas assets.

South Texas Exploration and Development Update

Salvo ISR Project

At the Salvo Project, permits remain in compliance with the state regulatory agencies, and restoration of drill sites has been approved after regular inspections conducted by the Texas Railroad Commission.

A review of historic and recent drilling results completed by the Company shows good potential for future resource development. Exploration and delineation drilling is planned for the proposed Production Area-1 in the future.

Channen Project

At the Channen Project, fourteen widely-spaced exploration holes drilled on a 6,400-foot grid revealed that at least two lower Goliad sub-rolls lying between 700 feet to 860 feet in depth exist on the property. Closer spaced delineation holes reveal that the overall trend length known to date is over two miles. These drilling results are being reviewed for future exploration activities in the Channen Project in order to fully identify the extent of the mineralized zones.

Paraguay ISR Projects

On October 15, 2012, the Company filed on SEDAR an NI 43-101 technical report disclosing an exploration target at its Oviedo Project of 23-56 million pounds of U3O8 covering a grade range of 0.040% to 0.052% U3O8(1). The technical report was created from the results of the Company's 10,000-meter drilling program on its Oviedo Project and the compilation of historical and other geologic data. Company geologists are continuing to perform detailed radon surveys over anomalous targets developed through synthesis of historic and current exploration results. Work has continued on the delineation of the radon anomalies that indicate the potential for shallow uranium mineralization along basin margins.

The Company's Paraguay Yuty and Oviedo Projects, with geology that is very similar to that of South Texas, have the potential to be large-scale ISR-amenable uranium projects.

Financial Review

The following is a financial review of the Company for the three and six months ended January 31, 2013, and should be read in conjunction with the condensed consolidated financial statements and management's discussion and analysis as contained in the Company's Form 10-Q filing available at the Company's website at www.uraniumenergy.com or on EDGAR at www.sec.gov.

Results of Operations

During the three months ended January 31, 2013, the Company recorded revenue of $2.1 million resulting from the sale of 50,000 pounds of U3O8 at an average sales price of $42 per pound. Cash cost of sales excluding royalties was $1.6 million or $31 per pound sold. Royalties were $0.2 million or $5 per pound sold and non-cash costs were $0.3 million or $6 per pound sold. Total cost of sales was $2.1 million or $42 per pound sold including royalties and non-cash costs, resulting in a gross profit of $0.01 million.

During the six months ended January 31, 2013, the Company recorded revenue of $4.3 million resulting from the sale of 100,000 pounds of U3O8 at an average sales price of $43 per pound. Cash cost of sales excluding royalties was $2.8 million or $28 per pound sold. Royalties were $0.5 million or $5 per pound sold and non-cash costs were $0.6 million or $6 per pound sold. Total cost of sales was $3.9 million or $39 per pound sold including royalties and non-cash costs, resulting in a gross profit of $0.3 million.

During the three months ended January 31, 2013, the Company recorded a net loss of $5.6 million or $0.06 per share (2012 Q2: $6.5 million or $0.09 per share). Expenses totaled $5.6 million (2012 Q2: $8.2 million) and include $1.9 million (2012 Q2: $4.2 million) for mineral property expenditures, $3.3 million (2012 Q2: $3.7 million) for general and administrative and $0.4 million (2012 Q2: $0.3 million) for depreciation, amortization and accretion.

During the six months ended January 31, 2013, the Company recorded a net loss of $12.9 million or $0.15 per share (six months ended January 31, 2012: $12.1 million or $0.16 per share). Expenses totaled $13.2 million (six months ended January 31, 2012: $15.1 million) and include $6.3 million (six months ended January 31, 2012: $6.9 million) for mineral property expenditures, $6.0 million (six months ended January 31, 2012: $7.6 million) for general and administrative and $0.9 million (six months ended January 31, 2012: $0.6 million) for depreciation, amortization and accretion.

Liquidity

Net cash used in operating activities for the six months ended January 31, 2013 was $11.8 million (six months ended January 31, 2012: $10.3 million). Net cash used in financing activities for the six months ended January 31, 2013 was $0.0 million (six months ended January 31, 2012: $1.4 million). Net cash used in investing activities for the six months ended January 31, 2013 was $0.9 million (six months ended January 31, 2012: $2.2 million). At January 31, 2013, the Company had cash and cash equivalents of $12.3 million and working capital of $10.8 million.

Uranium Market Update

During the three months dating from October 31, 2012 through January 31, 2013, spot uranium prices strengthened, with a rise in the Ux Consulting "Broker Average Price" from $40.63 per pound to $44.00 per pound U3O8. Spot prices were reported within this range throughout the quarter and have since pulled back to $42.25 per pound as of March 11, 2013. Meanwhile, the Ux "Long-Term" uranium contract price dropped $4.00 per pound from $60 to $56 over the period.

The current gap between global uranium production and consumption remains wide, with an annual deficit of about 40 million pounds. World consumption is approximately 185 million pounds while annual mine production is near 145 million pounds. The gap between mine supply and demand has been filled with secondary supply sources, including the United States and Russia Highly Enriched Uranium ("HEU") agreement, and the U.S. Department of Energy inventory sales.

Supply-demand fundamentals contain several catalysts that could strengthen prices by the end of the current year. The expiration of the HEU agreement in 2013 will remove about 24 million pounds of uranium from secondary supply annually. The prospects for a rise in near-term demand improved as China lifted the moratorium on new reactor builds and Prime Minister Shinzo Abe was elected in Japan near the end of the year. Globally, there are 65 new reactors currently under construction that should add in excess of 30 million pounds of new demand annually. Compounding the longer term supply deficit, several major production projects have been delayed or shelved as a result of weak market conditions. Industry analysts estimate uranium prices need to be in the $70-$80 range in order to spur investment to develop new conventional mining projects.

About Uranium Energy Corp

Uranium Energy Corp is a U.S.-based uranium production, development and exploration company operating North America's newest emerging uranium mine. The Company's fully licensed and permitted Hobson processing facility is central to all of its projects in South Texas, including the Palangana in-situ recovery project, which is ramping up initial production, and the Goliad in-situ recovery project which is now fully permitted and under construction. The Company's operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact Uranium Energy Corp Investor Relations at:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE MKT: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Notice to U.S. Investors

The mineral resources referred to herein have been estimated in accordance with the definition standards on mineral resources of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101 and are not compliant with U.S. Securities and Exchange Commission (the "SEC") Industry Guide 7 guidelines. In addition, measured mineral resources, indicated mineral resources and inferred mineral resources, while recognized and required by Canadian regulations, are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Accordingly, we have not reported them in the United States. Investors are cautioned not to assume that any part or all of the mineral resources in these categories will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. In particular, it should be noted that mineral resources which are not mineral reserves do not have demonstrated economic viability. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources or inferred mineral resources will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that any part of the reported measured mineral resources, indicated mineral resources or inferred mineral resources referred to in this news release are economically or legally mineable.

(1) In the Company's subject technical reports all tonnages, grade, and contained pounds for exploration targets should not be construed to reflect a calculated mineral resource (inferred, indicated, or measured). The potential quantities and grades, as stated in the technical reports, are conceptual in nature and there has been insufficient work to date to define a NI 43-101 compliant resource. Furthermore, it is uncertain if additional exploration will result in the discovery of an economic mineral resource on the project.

Safe Harbor Statement

Certain information contained in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates", "intends" or "believes", or that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur", or "be achieved".

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made, and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of UEC to be materially different from those expressed or implied by such forward-looking statements. Many of these factors are beyond UEC's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact UEC and the statements contained in this news release can be found in UEC's filings with the SEC. Such risks and other factors include, among others, variations in the underlying assumptions associated with the estimation or realization of mineralization, the availability of financing on acceptable terms, accidents, labor disputes, acts of God and other risks of the mining industry including, without limitation, risk of liability under environmental protection legislation, delays in obtaining governmental approvals or permits, title disputes or claims limitations on insurance coverage. UEC believes that the expectations reflected in the forward-looking statements included in this news release are reasonable; however, no assurance can be given that these expectations will prove to be correct, and such forward-looking statements should not be unduly relied upon.

For forward-looking statements in this news release, UEC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. UEC assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.